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                                                                    EXHIBIT 99.1

TERADYNE ANNOUNCES PROPOSED $300 MILLION
CONVERTIBLE SENIOR NOTES OFFERING


BOSTON--(BUSINESS WIRE)--Oct. 18, 2001--Teradyne, Inc. (NYSE: TER - NEWS) announced today that it intends to offer, subject to market and other conditions, $300 million of Convertible Senior Notes due 2006 in a private placement. These Notes will be convertible into Teradyne, Inc. common stock at a price to be determined. Teradyne intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

SAFE HARBOR STATEMENT

Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from expectations. In particular, our business is dependent on the current and anticipated market demand for electronics, which has been impacted by the economic slowdown that began in the latter portions of 2000 and by the terrorist attacks of September 11, 2001. While in the past our diverse businesses have allowed us to perform better than some companies in periods of economic decline, there is no guarantee that this will be the case currently. In addition, the markets that Teradyne serves have historically been quite cyclical, and they are currently in a period of oversupply. Further, our backlog has and may continue to be affected as customers continue to defer or cancel orders, which previously had been accepted. Both of these factors could result in further decreased revenues. Our business is also affected by our ability to develop and ship new and sometimes more complex products to address changing customer needs, by new offerings by competitors and by intense competition throughout the world in each of our operating segments from competitors having substantial resources available for the engineering, manufacturing, marketing and distribution of their products. The economic decline and the resulting oversupply could increase the possibility of intensified price competition in certain markets and result in the need to lower our prices, which could result in decreased revenues. In addition, our pending acquisition of GenRad, Inc. could affect our ability to manage and maintain our business. Finally, our ongoing and recently announced expense control measures may not



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have the intended effect on our future financial results. These measures could have long-term effects on our business by reducing our pool of technical talent, decreasing improvements in our products and making it more difficult for us to respond to large customer orders if the economy does not recover. Teradyne undertakes no obligation to update the information contained in this release. For further information regarding risks and uncertainties associated with Teradyne's business, please refer to Teradyne's filings with the Securities and Exchange Commission, including, but not limited to, Teradyne's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements should be considered in light of all these factors.